EXHIBIT 5

Heenan Blaikie

Of Counsel

The Right Honourable Pierre Elliott Trudeau, P.C., C.C., C.H., Q.C., FRSC (1984 - 2000)

The Right Honourable Jean Chrétien, P.C., C.C., O.M., Q.C.

The Honourable Donald J. Johnston, P.C., O.C., Q.C.

Donald R. Munroe, Q.C.

Pierre Marc Johnson, G.O.Q., FRSC

The Honourable Michel Bastarache, C.C.

The Honourable René Dussault, FRSC

Peter M. Blaikie, Q.C.

André Bureau, O.C.

September 28, 2012

Lions Gate Entertainment Corp.
1055 West Hastings Street, Suite 2200
Vancouver, British Columbia V6E 2E9

Dear Sir or Madam:

Re: Registration of Common Shares of Lions Gate Entertainment Corp.

We have acted as Canadian counsel to Lions Gate Entertainment Corp., a company existing under the laws of British Columbia (the “Company”). At your request, we have examined the Registration Statement of the Company on Form S-8 dated September 28, 2012 (the “Registration Statement”) in connection with the registration under the United States Securities Act of 1933. The registration relates to the offering and sale by the Company of up to 18,334,614 common shares (the “Offered Shares”) of the Company issuable pursuant to the Lions Gate Entertainment Corp. 2012 Performance Incentive Plan (the “2012 Plan”).

In our capacity as such counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate and other records and documents as we considered appropriate including, without limitation:

1055 West Hastings Street Suite 2200 Vancouver, British Columbia Canada V6E 2E9 heenanblaikie.com	(a) the Registration Statement;

(b) the 2012 Plan;

(c) the Notice of Articles of the Company as currently in effect;

(d) the Articles of the Company as currently in effect; and

(e) unanimous written consent resolutions executed by each of the directors comprising the Company’s board of directors dated July 16, 2012 approving the adoption of the 2012 Plan and related matters.

Our opinions expressed herein are limited to the current laws of the Province of British Columbia and those federal laws of Canada applicable therein and should not be relied upon, nor are they given, in respect of the laws of any other jurisdiction.

In connection with the opinions expressed herein, we have considered such questions of law and examined such statutes, public and corporate records, certificates of governmental authorities and officers of the Company, other documents and conducted such other examinations as we have considered necessary for the purpose of our opinion.

For the purposes of the opinions expressed herein, we have assumed, with respect to all documents examined by us, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, telecopied or photostatic copies. We have also assumed that the Company reserves under the 2012 Plan an adequate number of authorized and unissued common shares and that the consideration required to be paid in connection with the issuance of the Offered Shares is actually received by the Company as provided in the 2012 Plan.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant and subject to the limitations and qualifications in this opinion, we are of the opinion that the Offered Shares issued under the 2012 Plan will be validly issued, fully paid and non-assessable.

This opinion is rendered only to you and is solely for your benefit in connection with the transactions covered hereby. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to or relied upon by any other person, firm or corporation for any purpose, without our prior written consent.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Yours truly,

Heenan Blaikie LLP

/s/ Heenan Blaikie LLP